MASTER SERVICES AGREEMENT


          THIS AGREEMENT is made as of the 14th day of April, 2000 by and between EXETER FUND, INC., a Maryland corporation (the "Fund"), and MANNING & NAPIER ADVISORS, INC., a New York corporation ("MNA").


                              W I T N E S S E T H:

          WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Fund desires to retain MNA to provide certain services on behalf of the Fund, as set forth in the Appendices to this Agreement, and MNA is willing so to serve.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Fund hereby appoints MNA to perform such services and to serve such functions on behalf of the Fund as set forth in the Appendices to this Agreement, on the terms set forth in this Agreement and the Appendices hereto. MNA accepts such appointment and agrees to furnish such services and serve such functions. The Fund may have currently outstanding one or more series (the "Series") or classes of its shares of common stock, par value $0.01 per share ("Shares") and may from time to time hereafter issue separate series or classes of its Shares or classify and reclassify Shares of any series or class, and the appointment effected hereby shall constitute appointment for the provision of services with respect to all existing series and classes and any additional series and classes unless the parties shall otherwise agree in writing.

          2. Delivery of Documents. The Fund has furnished MNA with copies properly certified or authenticated of the following documents and will furnish MNA from time to time with copies, properly certified or authenticated, of all amendments of or supplements thereto, if any:

                     (a)Resolutions of the Fund's Board of Directors authorizing the appointment of MNA to act in such capacities on behalf of the Fund as set forth in the Appendices to this Agreement, and the entering into of this Agreement by the Fund;


                     (b)The Fund's Articles of Incorporation and all amendments thereto (the "Charter") and the Fund's By-Laws and all amendments thereto (the "By-Laws");

                     (c)The Fund's most recent Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act") and under the 1940 Act as filed with the Securities and Exchange Commission (the "SEC") relating to the Shares; and

                      (d)Copies of the Fund's most recent prospectus or prospectuses, including amendments and supplements thereto (collectively, the "Prospectus").


         3. Services to be Provided; Fees. During the term of this Agreement, MNA shall perform the services and act in such capacities on behalf of the Fund as set forth herein and in the Appendices to this Agreement. For the services performed by MNA for the Fund, the Fund will compensate MNA in such amounts as may be agreed to from time to time by the parties in writing on Schedule A to this Agreement. MNA may delegate, subject to the approval of the Board of Directors of the Fund, any of its duties under this Agreement or the Appendices attached hereto to a third party provider of services.


         4. Records. The books and records pertaining to the Fund which are in the possession of MNA shall be the property of the Fund.
Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and rules and regulations. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during MNA's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by MNA to the Fund or the Fund's authorized representative at the Fund's expense.


          5. Cooperation With Accountants. In addition to any obligations set forth in an Appendix hereto, MNA shall cooperate with the Fund's independent accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of such accountants' opinion of the Fund's financial statements or otherwise, as such may be required by the Fund from time to time.

          6.          Compliance with Governmental Rules and Regulations.
The Fund assumes full responsibility for insuring that the Fund complies with all applicable requirements of the 1933 Act, the Securities
Exchange Act of 1934 (the "1934 Act"), the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction. MNA undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the Commodities Exchange Act (if applicable), and all laws, rules and regulations of governmental authorities having jurisdiction with respect to the performance by MNA of its duties under this Agreement, including the Appendices hereto.

          7.          Expenses.

                     (a)MNA shall bear all expenses of its employees and overhead incurred in connection with its duties under this Agreement and shall pay all salaries and fees of the Fund's directors and officers who are employees of MNA.

                     (b)The Fund assumes and shall pay or cause to be paid all other expenses of the Fund, including, without limitation: the fees of the Fund's investment advisor, administrator and distributor; the charges and expenses of any registrar, any custodian or depositary appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, and any stock transfer, dividend or accounting agent or agents appointed by the Fund; brokers' commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party; all taxes, including securities issuance and transfer taxes, and corporate fees payable by the Fund to federal, state or other governmental agencies; the cost and expense of engraving or printing of stock certificates representing Shares; all costs and expenses in connection with maintenance of registration of the Fund and its Shares with the SEC and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel); the expenses of printing, including typesetting, and distributing prospectuses of the Fund and supplements thereto to the Fund's shareholders; all expenses of shareholders' and directors' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of directors or members of any advisory board or committee other than such directors or members who are "interested persons" of the Fund (as defined in the 1940 Act); all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in Shares or in cash; charges and expenses of any outside service used for pricing of the Shares; charges and expenses of legal counsel, including counsel to the directors of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act), and of independent accountants, in connection with any matter relating to the Fund; a portion of membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and directors) of the Fund which inure to its benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund's operation unless otherwise explicitly provided herein.

          8. Liability; Indemnification. Neither MNA nor any of its officers, directors or employees shall be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement, including the Appendices hereto, relates, except a loss resulting from willful misfeasance, bad faith or negligence on its or their part in the performance of, or from reckless disregard by it or them of, its or their obligations and duties under this Agreement. The Fund agrees to indemnify and hold harmless MNA and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, and any state and foreign securities and blue sky laws, all as currently in existence or as amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or thing which MNA takes or does or omits to take or do at the request or on the direction of or in reliance on the advice of the Fund; provided, that neither MNA nor any of its nominees shall be indemnified against any liability to the Fund or to its shareholders (or any expenses incident to such liability) arising out of MNA's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement. Notwithstanding anything else in this Agreement or any Appendix hereto to the contrary, MNA shall have no liability to the Fund for any consequential, special or indirect losses or damages which the Fund may incur or suffer as a consequence of MNA's performance of the services provided in this Agreement or any Appendix hereto.


         9. Responsibility of MNA. MNA shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by MNA in writing. In the performance of its duties hereunder, MNA shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement, but MNA shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or negligence on the part of MNA or reckless disregard by MNA of its duties under this Agreement. Notwithstanding anything in this Agreement to the contrary, MNA shall have no liability to the Fund for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of MNA's performance of the services provided hereunder.

         10. Non-Exclusivity. The services of MNA to the Fund are not to be deemed exclusive and MNA shall be free to render accounting or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that directors, officers or employees of MNA may serve as directors or officers of the Fund, and that directors or officers of the Fund may serve as directors, officers and employees of MNA to the extent permitted by law; and that directors, officers and employees of MNA are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, directors or officers of any other firm or corporation, including other investment companies.

          11. Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, to the Fund at 1100 Chase Square, Rochester, New York, 14604, Attention: William Manning, or to MNA at 1100 Chase Square, Rochester, New York, 14604, Attention: B. Reuben Auspitz.

          12.          Miscellaneous.

                      (a)This Agreement shall become effective as of the date first above written and shall remain in force until terminated. This Agreement, or any Appendix hereto, may be terminated at any time without the payment of any penalty, by either party hereto on sixty (60) days' written notice to the other party.

                      (b)This Agreement shall be construed in accordance with the laws of the State of New York.

                      (c)If any provisions of this Agreement shall be held or made invalid in whole or in part, the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by mutual consent of the parties with such valid provisions which in their economic effect come as close as legally possible to such invalid provisions.

                       (d)Except as otherwise specified in the Appendices hereto, MNA shall be entitled to rely on any notice or communication believed by it to be genuine and correct and to have been sent to it by or on behalf of the Fund.

                       (e)MNA agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its prior, present, or potential shareholders, except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where MNA may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

                        (f)Any part of this Agreement or any Appendix attached hereto may be changed or waived only by an instrument in writing signed by both parties hereto.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                          EXETER FUND, INC.


                                          By:  /s/William Manning
                                               Title: President


                                          MANNING & NAPIER ADVISORS, INC.


                                          By:  /s/ B. Reuben Auspitz
                                          Title: Executive Vice President

                          ACCOUNTING SERVICES APPENDIX
                                       TO
                            MASTER SERVICES AGREEMENT
                                     BETWEEN
                                EXETER FUND, INC.
                         MANNING & NAPIER ADVISORS, INC.


          This Appendix is hereby incorporated into and made a part of the Master Services Agreement dated as of April 14, 2000, (the "Master Services Agreement") between EXETER FUND, INC. and MANNING & NAPIER ADVISORS, INC. Defined terms not other wise defined herein shall have the meaning set forth in the Master Services Agreement.

         1. MNA will perform the following accounting functions if required:

                    (a) Maintenance of Books and Records. MNA will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

(i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

(iii)          Separate ledger accounts required by subsection (b)(2)(ii) and
(iii) of the Rule; and

(iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

                     (b)          Performance of Daily Accounting Services.
In addition to the maintenance of the books and records specified above, MNA shall perform the following accounting services daily for each Fund:

(i) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

(ii)          Obtain security prices from independent pricing services;

(iii) Verify and reconcile with the Fund's custodian all daily trade activity, verify and reconcile cash and foreign currency daily, verify and reconcile all positions at least monthly;

(iv) Compute, as appropriate, each Series' net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

(v) Review daily the net asset value calculation and dividend factor (if any) for each Series prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ, Fund's transfer agent, the Fund, and other recipients as requested;

(vi) Report to the Fund the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

(vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

(viii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Company;

(ix) Update fund accounting system to reflect rate changes on variable interest rate instruments;

(x)          Post Fund transactions to appropriate categories;

(xi)          Accrue expenses of each Series;

(xii) Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

(xiii) Provide accounting reports in connection with the Fund's regular annual audit and other audits and examinations by regulatory agencies and make sufficient staff available for issues relating to said audits and examinations; and

(xiv) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

(xv)          Post shareholder activity.

(xvi) Post and monitor corporate actions not subject to investment adviser election.

(xvii) Calculate allocation of income, expenses, and security appreciation/depreciation across multiple classes as appropriate.

(xviii)          Complete mutual fund database surveys and file as requested.

(xix) Provide access to internet-based on-line fund accounting information system, which contains fund accounting records and information that is required to be provided under the terms of this Agreement.

               (c) Additional Accounting Services. MNA shall also perform the following additional accounting services for each Fund:

(i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Fund. The download will include the following items:

                           Statement of Assets and Liabilities,
                                Statement of Operations,
                        Statement of Changes in Net Assets, and
                           Condensed Financial Information;

(ii)          Provide accounting information for the following:

(A) federal and state income tax returns and federal excise tax returns;
(B) the Fund's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR;
(C) the Fund's annual, semi-annual and quarterly (if any) shareholder reports;
(D) registration statements on Form N-1A and other filings relating to the registration of shares;
(E) the Administrator's monitoring of the Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;
(F)          annual audit by the Fund's auditors; and
(G)          examinations performed by the SEC.


          2.          Records.  MNA shall keep the following records:
                      (a) all books and records with respect to the Fund's books of account; and (b) records of the Fund's securities transactions.

          3. Liaison With Accountants. In addition to MNA's obligations relating to the Fund's independent Accountants set forth in the Master Services Agreement, MNA shall act as liaison with the Fund's independent accountants and shall provide account analyses, fiscal year summaries, and other audit related schedules.

          4. Compensation. For services performed by MNA pursuant to this Appendix, the Fund will pay to MNA compensation for such services as the parties may agree to from time to time in writing, set forth in, Schedule A, hereto, as such Schedule may be amended from time to time.

                                   SCHEDULE A
                      SCHEDULE OF ACCOUNTING SERVICES FEES
                      TO THE ACCOUNTING SERVICES AGREEMENT
                                     BETWEEN
                              EXETER FUND, INC. AND
                         MANNING & NAPIER ADVISORS, INC.

ANNUAL FEE:

Manning & Napier Advisors, Inc. shall be entitled to receive an annual fee from Exeter Fund, Inc. in accordance with the following schedule:

The greater of (i) four one-hundredths of on percent (0.04%) of each Series average daily net assets or (ii) $48,000 for each Series, calculated and paid monthly.

MULTIPLE CLASSES OF SHARES:

Each additional class of shares, per Series, shall be charged an additional annual fee of $10,000, calculated and paid monthly.

OUT-OF-POCKET EXPENSES:

Out-of Pocket expenses include, but are not limited to:

          All freight and other delivery and bonding charges incurred by Fund Accountant in delivering materials to and from the Company;

          All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Fund Accountant in communication with the Company, the Company's investment adviser or custodian, dealers or others as required for Fund Accountant to perform the services to be provided hereunder;

          The cost of obtaining security market quotes pursuant to Section l
(b)(ii) in the Accounting Services Appendix;

          The cost of microfilm or microfiche of records or other materials;

          All systems-related expenses associated with the provision of special reports and services pursuant to Section 1(c) herein;

          Any expenses Fund Accountant shall incur at the written direction of an officer of the Company thereunto duly authorized; and

          Any additional expenses reasonably incurred by Fund Accountant in the performance of its duties and obligations under this Agreement.